Press
Information

Company Contact: Sean Creamer, CFO
Arbitron Inc.
Phone: 410-312-8410
sean.creamer@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2006 SECOND QUARTER FINANCIAL RESULTS
Revenue up 6.2 percent to $74.2 million;
Net income per share (diluted) is $0.24;
Costs and expenses increase due to planned spending on Portable People Meter and ‘Project Apollo’
initiatives and reporting of share-based compensation expense;
Guidance for 2006 year-end unchanged.

NEW YORK, July 20, 2006 – Arbitron Inc. (NYSE: ARB) today announced results for the second quarter ended June 30, 2006.

For the second quarter 2006, the Company reported revenue of $74.2 million, an increase of 6.2 percent over revenue of $69.8 million during the second quarter of 2005.

Planned spending on the Portable People Meter and Project Apollo initiatives and the required expensing of share-based compensation contributed to increased costs and expenses for the second quarter of 21.4 percent, from $55.4 million in 2005 to $67.3 million in 2006.

Earnings before interest and income tax expense (EBIT) for the quarter were $11.9 million, a decrease of 35.8 percent over EBIT of $18.6 million during the comparable period last year.

Income tax expense for the second quarter increased 48.2 percent, from $3.0 million in 2005 to $4.5 million in 2006. The year-to-year difference is due primarily to the $3.9 million reversal of certain reserves for tax contingencies that were recorded during the second quarter of 2005.

Net income for the second quarter decreased by 52.2 percent from $15.4 million in 2005 to $7.4 million in 2006.

Net income per share for the second quarter 2006 was $0.24 (diluted) compared with $0.48 (diluted) for the second quarter 2005.

For the six months ended June 30, 2006, revenue was $159.3 million, an increase of 6.9 percent over the same period last year. EBIT was $41.0 million, compared to $51.3 million in 2005. Net income for the six months was $25.5 million or $0.83 per share (diluted), compared with $35.2 million or $1.11 per share (diluted) during the comparable period last year.

Commenting on the results for the second quarter, Stephen Morris, president and chief executive officer of Arbitron, said: “The radio industry is making continued progress in its transition from diaries to electronic measurement. In the second quarter, we announced a number of Portable People Meter ratings contracts with key radio broadcasters.”

“The broadcasters and agencies who have signed for PPM recognize that no other company has the infrastructure, the experience, and the financial wherewithal to deliver a proven electronic radio measurement system in the rapid timeframe that the radio industry is demanding.”

“In June, at two key industry conferences, we released the first tangible evidence that Project Apollo has the power to reveal the significant consumer targeting capabilities of new and traditional media. The advertisers who sit on the Project Apollo Steering Committee continue to help Arbitron and VNU refine the value proposition of our proposed single-source market research service that would use the Arbitron PPM as its primary media measurement system.”

“Also in the second quarter, we demonstrated our commitment to returning capital to our shareholders as we completed the $70 million stock repurchase program that the Board authorized for 2006,” said Mr. Morris.

Company Outlook for 2006

Arbitron is also providing guidance on its earnings outlook for the third quarter 2006 and is reaffirming its guidance for the full year 2006.

For the third quarter 2006, Arbitron expects revenue to increase between 6 percent and 8 percent compared to the third quarter of last year. Earnings Per Share (diluted) for the third quarter 2006 is expected to be between $0.59 and $0.62 versus $0.66 in the third quarter 2005. The impact of share-based compensation expense in the third quarter of 2006 is estimated to be approximately $1.4 million, or $0.03 per share (diluted). The balance of the year-over-year reduction is attributable to anticipated incremental spending on PPM initiatives, including Project Apollo, as well as previously announced initiatives to improve research quality.

Arbitron’s year-end 2006 guidance is unchanged. As previously stated, 2006 revenue is expected to increase between 6 percent and 8 percent compared to 2005. Earnings Per Share (diluted) for the year ending December 31, 2006 is expected to be between $1.69 and $1.74.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. EDT on July 20 to discuss its second quarter results and other relevant matters. To listen to the call, dial the following telephone number: 877-780-2271. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audiences and marketing information. The Company has developed the PPM, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by a research and technology organization located in Columbia, Maryland. Arbitron has approximately 1800 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

###

PPMSM is a mark of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew all or part of contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People Meter services and to execute potential joint venture or third party agreements;

•	effectively manage the impact of any further consolidation in the radio and advertising agency industries;

•	keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, technology changes and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended June 30, 2006 and 2005
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,			%
	2006	2005	Change	Change
Revenue	$74,165	$69,816	$4,349	6.2%
Costs and expenses
Cost of revenue	36,684	29,869	6,815	22.8%
Selling, general and administrative	20,557	16,909	3,648	21.6%
Research and development	10,031	8,658	1,373	15.9%
Total costs and expenses	67,272	55,436	11,836	21.4%
Operating income	6,893	14,380	(7,487)	(52.1%)
Equity in net income of affiliate	5,053	4,234	819	19.3%
Earnings before interest and income taxes	11,946	18,614	(6,668)	(35.8%)
Interest income	829	819	10	1.2%
Interest expense	937	1,016	(79)	(7.8%)
Earnings before income taxes	11,838	18,417	(6,579)	(35.7%)
Income tax expense	4,478	3,022	1,456	48.2%
Net income	$7,360	$15,395	$(8,035)	(52.2%)
Net income per weighted average common share
Basic	$0.25	$0.49	$(0.24)	(49.0%)
Diluted	$0.24	$0.48	$(0.24)	(50.0%)
Weighted average shares used in calculations
Basic	29,945	31,457	(1,512)	(4.8%)
Diluted	30,150	31,826	(1,676)	(5.3%)
Dividends per common share	$0.10	$0.10	—	—

Other data:
EBITDA (1)	$14,215	$20,002	$(5,787)	(28.9%)

(1): The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
Consolidated Statements of Income
Six Months Ended June 30, 2006 and 2005
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,			%
	2006	2005	Change	Change
Revenue	$159,253	$149,011	$10,242	6.9%
Costs and expenses
Cost of revenue	60,939	50,286	10,653	21.2%
Selling, general and administrative	40,013	32,863	7,150	21.8%
Research and development	20,012	16,696	3,316	19.9%
Total costs and expenses	120,964	99,845	21,119	21.2%
Operating income	38,289	49,166	(10,877)	(22.1%)
Equity in net income of affiliate	2,678	2,144	534	24.9%
Earnings before interest and income taxes	40,967	51,310	(10,343)	(20.2%)
Interest income	1,816	1,428	388	27.2%
Interest expense	1,880	2,067	(187)	(9.0%)
Earnings before income taxes	40,903	50,671	(9,768)	(19.3%)
Income tax expense	15,357	15,440	(83)	(0.5%)
Net income	$25,546	$35,231	$(9,685)	(27.5%)
Net income per weighted average common share
Basic	$0.84	$1.13	$(0.29)	(25.7%)
Diluted	$0.83	$1.11	$(0.28)	(25.2%)
Weighted average shares used in calculations
Basic	30,500	31,300	(800)	(2.6%)
Diluted	30,735	31,678	(943)	(3.0%)
Dividends per common share	$0.10	$0.10	—	—

Other data:
EBITDA (2)	$45,324	$54,108	$(8,784)	(16.2%)

(2): The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three and Six Months Ended June 30, 2006 and 2005
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$7,360	$15,395	$25,546	$35,231
Income tax expense	4,478	3,022	15,357	15,440
Net interest (income) expense	108	197	64	639
EBIT (3)	$11,946	$18,614	$40,967	$51,310
Depreciation and amortization	2,269	1,388	4,357	2,798
EBITDA (3)	$14,215	$20,002	$45,324	$54,108

(3): Earnings before interest and income taxes (EBIT) and earnings before interest, income taxes, depreciation and amortization (EBITDA) are widely used non-GAAP financial measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
June 30, 2006 and December 31, 2005
(In thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)

Assets:
Cash and short-term investments	$71,257	$93,408
Receivables from brokers	—	30,000
Trade receivables	28,371	27,708
Property and equipment, net	36,030	30,875
Goodwill, net	40,558	40,558
Other assets	29,303	28,331
Total assets	$205,519	$250,880

Liabilities and Stockholders’ Equity:
Deferred revenue	$64,343	$62,434
Long-term debt	50,000	50,000
Other liabilities	39,648	46,092
Stockholders’ equity	51,528	92,354
Total liabilities and stockholders’ equity	$205,519	$250,880